FOR IMMEDIATE RELEASE:

September 4, 2007

MuniMae Obtains New York Stock Exchange Listing Extension

BALTIMORE – Municipal Mortgage & Equity, LLC (“MuniMae,” NYSE: MMA) announced today that it has received a six-month extension for continued listing and trading on the New York Stock Exchange (NYSE). The extension, which is subject to review by the NYSE on an ongoing basis, provides the Company until March 3, 2008, to file its Annual Report on Form 10-K for the year ended December 31, 2006 with the Securities and Exchange Commission. During the extension period, trading of the Company’s shares on the NYSE will remain unaffected. As previously discussed in our August 2, 2007, conference call, the Company expects to file its 2006 Form 10-K during the first two months of 2008. We expect to be in regular contact with the NYSE concerning our progress.

We are today also filing a Current Report on Form 8-K with respect to the foregoing.

About MuniMae

MuniMae and its subsidiaries arrange debt and equity financing for developers and owners of real estate and clean energy projects. The Company also provides investment management and advisory services for institutional investors. Assets under management exceed $19 billion including investments in approximately 3,000 multifamily properties, containing more than 323,000 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. MuniMae also conducts activities through wholly owned taxable corporate subsidiaries. Distributions to shareholders are normally declared quarterly.

Statements in this press release that are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such statements in this press release include our expectations for filing the 2006 Form 10-K, and the fact that our extension from the NYSE to continue listing our common shares is subject to ongoing review by the NYSE. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. The Company undertakes no obligation to revise or update publicly any forward-looking statements contained herein for any reason. Factors that could cause actual results to differ materially from the Company’s expectations include completion of the audit of our financial statements, completion of pending investments, continued ability to originate new investments, the mix of business between tax-exempt and taxable activities, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in the Company’s SEC reports. This press release does not constitute an offer to sell any securities of the Company or any other entity.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.
www.MuniMae.com

For more information:
Jessica C. Schott, Investor Relations Coordinator
888/788-3863